Exhibit 99.1

CENCORA REPORTS FISCAL 2025 FIRST QUARTER RESULTS
Revenue of $81.5 billion for the First Quarter, a 12.8 Percent Increase Year-Over-Year
First Quarter GAAP Diluted EPS of $2.50 and Adjusted Diluted EPS of $3.73
Adjusted Diluted EPS Guidance Range Raised to $15.25 to $15.55 for Fiscal 2025

CONSHOHOCKEN, PA, February 5, 2025 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2025 first quarter ended December 31, 2024, revenue increased 12.8 percent year-over-year to $81.5 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.50 for the first quarter of fiscal 2025 compared to $2.98 in the prior year first quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 13.7 percent to $3.73 in the fiscal first quarter from $3.28 in the prior year first quarter.

Cencora is updating its outlook for fiscal year 2025. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2025 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $15.15 to $15.45 to a range of $15.25 to $15.55.

“Cencora delivered an excellent start to fiscal 2025 as we focused on advancing our core capabilities and enhancing our value proposition through differentiated services and solutions,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “We are excited to have closed on our acquisition of Retina Consultants of America on January 2nd, which drives forward our leadership in Specialty and will help us continue to deliver on our strategic imperatives.”
“Our team members’ dedication to leading with a customer-centric approach and executing on our pharmaceutical-centric strategy enables us to maintain our position as a leading healthcare services provider and drive value for our customers, partners and shareholders,” Mauch continued.

First Quarter Fiscal Year 2025 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$81.5B	$81.5B
Gross Profit	$2.6B	$2.5B
Operating Expenses	$1.9B	$1.6B
Operating Income	$706M	$949M
Interest Expense, Net	$28M	$28M
Effective Tax Rate	20.4%	20.0%
Net Income Attributable to Cencora, Inc.	$489M	$728M
Diluted Earnings Per Share	$2.50	$3.73
Diluted Shares Outstanding	195.2M	195.2M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

First Quarter GAAP Results

•Revenue: In the first quarter of fiscal 2025, revenue was $81.5 billion, up 12.8 percent compared to the same quarter in the previous fiscal year, primarily due to a 13.6 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Gross Profit: Gross profit in the first quarter of fiscal 2025 was $2.6 billion, a 3.6 percent increase compared to the same period in the previous fiscal year, primarily due to the increases in gross profit in both reportable segments, offset in part by a decrease in the LIFO credit and lower gains from antitrust litigation settlements. Gross profit as a percentage of revenue was 3.14 percent, a decrease of 28 basis points from the prior year quarter due to the decline in U.S. Healthcare Solutions gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower gross profit margins, lower COVID-19 vaccine sales and a lack of exclusive COVID-19 therapy sales, which have higher gross profit margins.

•Operating Expenses: In the first quarter of fiscal 2025, operating expenses were $1.9 billion, a 12.5 percent increase compared to the same quarter in the previous fiscal year, primarily due to litigation and opioid-related expenses, which was a credit in the prior year quarter due to an opioid litigation settlement accrual reduction, and an increase in distribution, selling, and administrative expenses to support revenue growth.

•Operating Income: In the first quarter of fiscal 2025, operating income was $706.3 million, a 14.2 percent decrease compared to the same period in the previous fiscal year due to the increase in operating expenses, offset in part by the increase in gross profit. Operating income as a percentage of revenue was 0.87 percent in the first quarter of fiscal 2025 compared to 1.14 percent for the same period in the previous fiscal year.

•Interest Expense, Net: In the first quarter of fiscal 2025, net interest expense of $27.9 million decreased 31.1 percent compared to the same quarter in the previous fiscal year due to an increase in interest income as a result of higher average investment cash balances and higher investment interest rates outside the United States, offset in part by an increase in interest expense. Interest expense increased as a result of the issuance of $1.8 billion of senior notes in December 2024 to finance a portion of the Retina Consultants of America (RCA) acquisition and increased intra-period borrowings to cover seasonal short-term working capital needs, offset in part by a decrease in foreign subsidiary borrowings.

•Effective Tax Rate: The effective tax rate was 20.4 percent for the first quarter of fiscal 2025. The effective tax rate was 23.0 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.50 in the first quarter of fiscal 2025, a 16.1 percent decrease compared to $2.98 in the previous fiscal year’s first quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the first quarter of fiscal 2025 were 195.2 million, a decrease of 3.3 percent versus the prior fiscal year first quarter primarily due to share repurchases.

First Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the first quarter of fiscal 2025, revenue was $81.5 billion, up 12.8 percent compared to the same quarter in the previous fiscal year, primarily due to a 13.6 percent increase in revenue within the U.S. Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the first quarter of fiscal 2025 was $2.5 billion, a 6.1 percent increase compared to the same period in the previous fiscal year due to the increase in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.11 percent in the fiscal 2025 first quarter, a decrease of 20 basis points from the prior year quarter due to the decline in U.S. Healthcare Solutions gross profit margin primarily due to increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class, which have lower gross profit margins, lower COVID-19 vaccine sales and a lack of exclusive COVID-19 therapy sales, which have higher gross profit margins.

•Adjusted Operating Expenses: In the first quarter of fiscal 2025, adjusted operating expenses were $1.6 billion, a 5.5 percent increase compared to the same period in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses to support revenue growth.

•Adjusted Operating Income: In the first quarter of fiscal 2025, adjusted operating income was $949.3 million, a 7.2 percent increase compared to the same period in the prior fiscal year, driven by a 9.9 percent increase in the U.S. Healthcare Solutions segment, partially offset by a 2.9 percent decrease in the International Healthcare Solutions segment. Adjusted operating income as a percentage of revenue was 1.16 percent in the fiscal 2025 first quarter, a decrease of 7 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the first quarter of fiscal 2025, net interest expense of $27.9 million decreased 31.1 percent compared to the same quarter in the previous fiscal year due to an increase in interest income as a result of higher average investment cash balances and higher investment interest rates outside the United States, offset in part by an increase in interest expense. Interest expense increased as a result of the issuance of $1.8 billion of senior notes in December 2024 to finance a portion of the RCA acquisition and increased intra-period borrowings to cover seasonal short-term working capital needs, offset in part by a decrease in foreign subsidiary borrowings.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.0 percent for the first quarter of fiscal 2025 compared to 21.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.73 in the first quarter of fiscal 2025, a 13.7 percent increase compared to $3.28 in the previous fiscal year’s first quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the first quarter of fiscal 2025 were 195.2 million, a decrease of 3.3 percent versus the prior fiscal year first quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $74.0 billion in the first quarter of fiscal 2025, an increase of 13.6 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class and increased sales of specialty products to physician practices and health systems. Segment operating income of $767.3 million in the first quarter of fiscal 2025 was up 9.9 percent compared to the same period in the previous fiscal year primarily due to the increase in gross profit, offset in part by the increase in operating expenses.

International Healthcare Solutions

    International Healthcare Solutions revenue was $7.5 billion in the first quarter of fiscal 2025, an increase of 5.5 percent compared to the previous fiscal year’s first quarter primarily due to increased sales at our European distribution business. Segment operating income in the first quarter of fiscal 2025 was $182.1 million, a decrease of 2.9 percent, primarily due to lower operating income at our global specialty logistics business, offset in part by an increase at our European distribution business. On a constant currency basis, International Healthcare Solutions revenue and operating income increased by 8.5 percent and 3.3 percent, respectively.

Recent Company Highlights & Milestones

•Cencora completed the acquisition of RCA, a leading management services organization of retina specialists, on January 2, 2025.
Fiscal Year 2025 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as to certain financial information, where the probable significance of the information cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2025 Expectations on an Adjusted (non-GAAP) Basis

On January 2, 2025, Cencora updated its fiscal year 2025 financial guidance only for adjusted diluted EPS following the closing of the RCA acquisition to reflect the expected contribution from RCA and momentum in the U.S. Healthcare Solutions reportable segment.

Cencora is now updating its fiscal year 2025 adjusted diluted EPS guidance to better reflect the continued momentum in the U.S. Healthcare Solutions reportable segment. Additionally, the Company is updating its fiscal year 2025 financial guidance expectations for revenue, operating income and net interest expense to reflect the impact of the RCA acquisition and the continued momentum in the U.S. Healthcare Solutions segment. The Company now expects:

•Revenue growth to be in the range of 8 to 10 percent, from the previous range of 7 to 9 percent;
◦U.S. Healthcare Solutions revenue growth to be in the range of 9 to 11 percent, from the previous range of 7 to 9 percent;
◦International Healthcare Solutions revenue growth to be in the range of 4 to 5 percent, from the previous range of 7 to 9 percent;
•Adjusted diluted EPS to be in the range of $15.25 to $15.55, up from the previous range of $15.15 to $15.45 provided on January 2, 2025 and the initial guidance range of $14.80 to $15.10.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 11.5 to 13.5 percent, from the previous range of 5 to 6.5 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 14.5 to 16.5 percent, from the previous range of 5 to 6.5 percent;
◦International Healthcare Solutions segment as reported operating income growth to be flat, from the previous range of 5 to 6.5 percent;
▪On a constant currency basis, International Healthcare Solutions segment operating income growth to be approximately 5 percent;
•Net interest expense to be in the range of $290 million to $310 million, from the previous range of $150 million to $170 million; and
•Weighted average diluted shares outstanding is expected to be under 196 million, from the previous expectation of approximately 196 million.

For additional details regarding updated guidance expectations on a constant currency basis, please refer to our slide presentation for investors.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.55 per common share, payable March 3, 2025, to stockholders of record at the close of business on February 14, 2025.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on February 5, 2025. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 427679. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 402593.

Upcoming Investor Events

Cencora management will be attending the following investor event in the coming months:

•Leerink Partners Global Healthcare Conference, March 10-12, 2025.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as "aim," "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "might," "on track," "opportunity," "plan," "possible," "potential," "predict," "project,” "seek," "should," "strive," "sustain," "synergy," "target," "will," "would" and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2024	% of Revenue	Three Months Ended December 31, 2023	% of Revenue	% Change
Revenue	$81,487,060		$72,252,833		12.8%

Cost of goods sold	78,929,022		69,784,021		13.1%

Gross profit [1]	2,558,038	3.14%	2,468,812	3.42%	3.6%

Operating expenses:
Distribution, selling, and administrative	1,472,055	1.81%	1,398,747	1.94%	5.2%
Depreciation and amortization	278,492	0.34%	270,603	0.37%	2.9%
Litigation and opioid-related expenses (credit), net [2]	16,765		(78,917)
Acquisition-related deal and integration expenses	38,712		21,063
Restructuring and other expenses	45,760		34,441
Total operating expenses	1,851,784	2.27%	1,645,937	2.28%	12.5%

Operating income	706,254	0.87%	822,875	1.14%	(14.2)%

Other loss (income), net [3]	57,874		(1,087)
Interest expense, net	27,933		40,564		(31.1)%

Income before income taxes	620,447	0.76%	783,398	1.08%	(20.8)%

Income tax expense	126,728		180,390

Net income	493,719	0.61%	603,008	0.83%	(18.1)%

Net income attributable to noncontrolling interests	(5,119)		(1,508)

Net income attributable to Cencora, Inc.	$488,600	0.60%	$601,500	0.83%	(18.8)%

Earnings per share:
Basic	$2.52		$3.01		(16.3)%
Diluted	$2.50		$2.98		(16.1)%

Weighted average common shares outstanding:
Basic	193,758		200,081		(3.2)%
Diluted	195,188		201,837		(3.3)%
 ________________________________________

1    Includes a $22.9 million gain from antitrust litigation settlements, a $7.3 million LIFO credit, and Turkey foreign currency remeasurement expense of $7.2 million in the three months ended December 31, 2024. Includes a $48.2 million gain from antitrust litigation settlements, a $48.4 million LIFO credit, and Turkey foreign currency remeasurement expense of $17.2 million in the three months ended December 31, 2023.
2 The three months ended December 31, 2023 includes a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of the Company’s commitment, which it made in December 2023, to prepay the net present value of a future obligation as permitted under its opioid settlement agreements.
3 Includes a $35.5 million loss on the divestiture of non-core businesses in the three months ended December 31, 2024.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,558,038	$1,851,784	$706,254	$620,447	$126,728	$488,600	$2.50
Gains from antitrust litigation settlements	(22,870)	—	(22,870)	(22,870)	(6,530)	(16,340)	(0.08)
LIFO credit	(7,324)	—	(7,324)	(7,324)	(2,092)	(5,232)	(0.03)
Turkey highly inflationary impact	7,155	—	7,155	7,666	—	7,666	0.04
Acquisition-related intangibles amortization	—	(164,856)	164,856	164,856	47,075	117,347	0.60
Litigation and opioid-related expenses	—	(16,765)	16,765	16,765	4,787	11,978	0.06
Acquisition-related deal and integration expenses	—	(38,712)	38,712	38,712	11,054	27,658	0.14
Restructuring and other expenses	—	(45,760)	45,760	45,760	13,067	32,693	0.17
Gain on remeasurement of equity investment	—	—	—	(3,480)	—	(3,480)	(0.02)
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	5,411	923	4,488	0.02
Tax reform [1]	—	—	—	15,204	(11,675)	26,879	0.14
Adjusted Non-GAAP	$2,534,999	$1,585,691	$949,308	$916,686	$183,337	$727,796	$3.73	[2]

Adjusted Non-GAAP % change vs. prior year	6.1%	5.5%	7.2%	9.2%	4.0%	10.0%	13.7%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.14%	3.11%
Operating expenses	2.27%	1.95%
Operating income	0.87%	1.16%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31, 2023
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,468,812	$1,645,937	$822,875	$783,398	$180,390	$601,500	$2.98
Gains from antitrust litigation settlements	(48,248)	—	(48,248)	(48,248)	(10,456)	(37,792)	(0.19)
LIFO credit	(48,445)	—	(48,445)	(48,445)	(10,498)	(37,947)	(0.19)
Turkey highly inflationary impact	17,226	—	17,226	16,919	—	16,919	0.08
Acquisition-related intangibles amortization	—	(165,724)	165,724	165,724	35,913	129,376	0.64
Litigation and opioid-related credit, net [1]	—	78,917	(78,917)	(78,917)	(12,028)	(66,889)	(0.33)
Acquisition-related deal and integration expenses	—	(21,063)	21,063	21,063	4,564	16,499	0.08
Restructuring and other expenses	—	(34,441)	34,441	34,441	7,463	26,978	0.13
Loss on remeasurement of equity investment	—	—	—	10,201	—	10,201	0.05
Other, net	—	—	—	222	(109)	331	—
Tax reform [2]	—	—	—	(16,685)	(18,916)	2,231	0.01
Adjusted Non-GAAP	$2,389,345	$1,503,626	$885,719	$839,673	$176,323	$661,407	$3.28	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.42%	3.31%
Operating expenses	2.28%	2.08%
Operating income	1.14%	1.23%
________________________________________

1 Includes a net $92.2 million opioid litigation settlement accrual reduction primarily as a result of the Company's commitment, which it made in December 2023, to prepay the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended December 31,
Revenue	2024	2023	% Change
U.S. Healthcare Solutions	$74,033,128	$65,183,802	13.6%
International Healthcare Solutions	7,457,341	7,070,227	5.5%
Intersegment eliminations	(3,409)	(1,196)
Revenue	$81,487,060	$72,252,833	12.8%

	Three Months Ended December 31,
Operating income	2024	2023	% Change
U.S. Healthcare Solutions	$767,344	$698,124	9.9%
International Healthcare Solutions	182,093	187,595	(2.9)%
Intersegment eliminations	(129)	—
Total segment operating income	949,308	885,719	7.2%

Gains from antitrust litigation settlements	22,870	48,248
LIFO credit	7,324	48,445
Turkey highly inflationary impact	(7,155)	(17,226)
Acquisition-related intangibles amortization	(164,856)	(165,724)
Litigation and opioid-related (expenses) credit, net	(16,765)	78,917
Acquisition-related deal and integration expenses	(38,712)	(21,063)
Restructuring and other expenses	(45,760)	(34,441)
Operating income	$706,254	$822,875	(14.2)%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.28%	2.41%
Operating expenses	1.24%	1.34%
Operating income	1.04%	1.07%

International Healthcare Solutions
Gross profit	11.40%	11.56%
Operating expenses	8.96%	8.91%
Operating income	2.44%	2.65%

Cencora, Inc. (GAAP)
Gross profit	3.14%	3.42%
Operating expenses	2.27%	2.28%
Operating income	0.87%	1.14%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.11%	3.31%
Adjusted operating expenses	1.95%	2.08%
Adjusted operating income	1.16%	1.23%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2024	2024
ASSETS

Current assets:
Cash and cash equivalents	$3,224,260	$3,132,648
Accounts receivable, net	24,545,724	23,871,815
Inventories	20,508,020	18,998,833
Right to recover assets	1,192,707	1,175,871
Prepaid expenses and other	515,923	538,646
Total current assets	49,986,634	47,717,813

Property and equipment, net	2,099,787	2,181,410
Goodwill and other intangible assets	12,859,456	13,319,073
Deferred income taxes	219,417	246,348
Other long-term assets	3,889,020	3,637,023

Total assets	$69,054,314	$67,101,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$49,910,853	$50,942,162
Accrued expenses and other	2,385,026	2,758,560
Short-term debt	2,213,226	576,331
Total current liabilities	54,509,105	54,277,053

Long-term debt	5,935,321	3,811,745

Accrued income taxes	303,433	291,796
Deferred income taxes	1,585,936	1,643,746
Accrued litigation liability	4,296,902	4,296,902
Other long-term liabilities	2,061,715	1,993,683

Total equity	361,902	786,742

Total liabilities and stockholders’ equity	$69,054,314	$67,101,667

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,
	2024	2023
Operating Activities:
Net income	$493,719	$603,008
Adjustments to reconcile net income to net cash (used in) provided by operating activities	390,098	336,514
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(974,256)	(504,086)
Inventories	(1,655,165)	(1,095,530)
Accounts payable	(654,165)	1,765,103
Other, net	(319,013)	(219,852)
Net cash (used in) provided by operating activities	(2,718,782)	885,157

Investing Activities:
Capital expenditures	(105,893)	(74,217)
Cost of acquired companies, net of cash acquired	(9,015)	—
Cost of equity investments	(182,014)	(5,563)
Other, net	(46,117)	13,980
Net cash used in investing activities	(343,039)	(65,800)

Financing Activities:
Net debt borrowings (repayments) [1]	3,788,240	(10,469)
Purchases of common stock	(385,471)	(385,533)
Exercises of stock options	8,108	10,926
Cash dividends on common stock	(110,888)	(105,690)
Employee tax withholdings related to restricted share vesting	(73,963)	(56,248)
Other, net	(16,876)	(4,655)
Net cash provided by (used in) financing activities	3,209,150	(551,669)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(50,235)	15,544

Increase in cash, cash equivalents, and restricted cash	97,094	283,232

Cash, cash equivalents, and restricted cash at beginning of period [2]	3,297,880	2,752,889

Cash, cash equivalents, and restricted cash at end of period [2]	$3,394,974	$3,036,121

________________________________________
1 Includes $2.0 billion of net borrowings to cover seasonal short-term working capital needs and the issuance of $1.8 billion of senior notes to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	December 31, 2024	September 30, 2024	December 31, 2023	September 30, 2023
Cash and cash equivalents	$3,224,260	$3,132,648	$2,872,351	$2,592,051
Restricted cash (included in Prepaid Expenses and Other)	103,252	98,596	99,796	97,722
Restricted cash (included in Other Long-Term Assets)	67,462	66,636	63,974	63,116
Cash, cash equivalents, and restricted cash	$3,394,974	$3,297,880	$3,036,121	$2,752,889

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses (credit), net; acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses (credit), net that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on remeasurement of an equity investment, the loss on the divestiture of non-core businesses, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense for the three months ended December 31, 2024 and 2023. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses (credit), net; acquisition-related deal and integration expenses; restructuring and other expenses; the gain (loss) on remeasurement of an equity investment; the loss on the divestiture of non-core businesses; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items, and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform for the three months ended December 31, 2024 and 2023 are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the three months ended December 31, 2024, adjusted free cash flow usage of $2,847.5 million consisted of the use of $2,718.8 million of cash in our operations, minus capital expenditures of $105.9 million and gains from antitrust litigation settlements of $22.9 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the first quarter of fiscal 2025, (i) revenue of $81.5 billion was negatively impacted by foreign currency translation of $216.8 million, resulting in revenue on a constant currency basis of $81.7 billion, and (ii) adjusted operating income of $949.3 million was negatively impacted by foreign currency translation of $11.8 million, resulting in adjusted operating income on a constant currency basis of $961.1 million. For the first quarter of fiscal 2025 in the International Healthcare Solutions segment, (i) revenue of $7.5 billion was negatively impacted by foreign currency translation of $216.8 million, resulting in revenue on a constant currency basis of $7.7 billion, and (ii) operating income of $182.1 million was negatively impacted by foreign currency translation of $11.8 million, resulting in operating income on a constant currency basis of $193.8 million.

In addition, the Company has provided non-GAAP fiscal year 2025 guidance for diluted earnings per share, operating     income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
bennett.murphy@cencora.com

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